Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
                    As of June 30, 2005
(In Thousands)

Assets

Current Assets:
Cash and cash equivalents	$12,778
Accounts receivable:
Customers	69,343
Associated companies	-
Other	74
Notes receivable	3,990
Prepayments and other	37,468
123,653

Property, Plant and Equipment	13,971

Investments:
Other	4,332
4,332

Deferred Charges:
Goodwill, net	61,887
Accumulated deferred income tax benefits	1,668
Other	-
63,555

Total Assets	$205,511

Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
     As of June 30, 2005
(In Thousands)

Liabilities and Capitalization

Current Liabilities:
Accounts payable
Other	$15,363
Associated companies	922
Accrued income taxes	-
Other	62,617
78,902

Capitalization:
Common stockholder’s equity	123,860
Long-term debt	-
123,860

Deferred Credits:
Other	2,749
2,749

Total Liabilities and Capitalization	$205,511

Exhibit A

MYR GROUP INC.
Consolidated Statement of Operations (Unaudited)
For the Twelve Months Ended June 30, 2005
(In Thousands)

Revenues	$390,221

Expenses:
Other operation expenses	393,290
Provision for depreciation and amortization	880
Total expenses	394,170

Loss before Interest and Income Taxes	(3,949)

Interest expense	21

Income tax benefit	(1,600)

Discontinued operations	282

Net Loss	$(2,088)